Exhibit 23.1

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-34642) pertaining to the Amended and Restated Advanced Lighting Technologies, Inc. 1995 Incentive Award Plan, in the Registration Statement (Form S-8 No. 333-22159) pertaining to the Advanced Lighting Technologies, Inc. Employee Stock Purchase Plan, in the Registration Statements (Form S-8 No. 333-45689 and 333-69641) pertaining to the Amended and Restated Advanced Lighting Technologies, Inc. 1998 Incentive Award Plan, in the Registration Statement (Form S-8 No. 333-45695) pertaining to the Advanced Lighting Technologies, Inc. 1997 Billion Dollar Market Capitalization Incentive Award Plan, in the Registration Statement (Form S-4 No. 333-58609) pertaining to the Company's 8% Senior Notes due 2008, in the Registration Statement (Form S-3 No. 333-58613) pertaining to the Company's securities and securities of ADLT Trust I and in the Registration Statement (Form S-4 No. 333-58621) pertaining to the Company's securities of our report dated September 24, 1999, except for Note U, as to which the date is September 28, 1999 and Note L, as to which the date is October 11, 1999, with respect to the consolidated financial statements of Advanced Lighting Technologies, Inc. as of June 30, 1999 and for the year then ended, included in this Annual Report (Form 10-K/A No. 3) for the year ended June 30, 1999.


                                                         /s/ Grant Thornton LLP

Cleveland, Ohio
April 24, 2000